Exhibit 99.1
CAM COMMERCE ANNOUNCES STOCKHOLDER APPROVAL OF
MERGER AGREEMENT AND COMPLETION OF ACQUISITION BY
AFFILIATE OF GREAT HILL PARTNERS
Fountain Valley, CA, August 14, 2008 — CAM Commerce Solutions, Inc. (“CAM Commerce”) (NASDAQ: CADA), a leading provider of highly integrated retailing and payment processing solutions for small to medium size traditional and eCommerce businesses, announced today the completion of its acquisition by an affiliate of Great Hill Partners, LLC (“GHP”), a leading private equity investment firm.
At a special meeting of stockholders held today, CAM Commerce stockholders adopted an Agreement and Plan of Merger, dated as of June 9, 2008, by and among CAM Commerce, Vegas Holding Corp. (“Parent”), and Vegas Merger Sub Inc. (“Merger Sub”). Parent and Merger Sub are affiliates of GHP. The merger agreement was adopted by stockholders representing 3,058,046 shares, or approximately 98% of shares voted and approximately 74% of shares outstanding.
In accordance with the merger agreement, Merger Sub was merged with and into CAM Commerce, with CAM Commerce continuing as the surviving corporation in the merger and now a wholly-owned subsidiary of Parent. The current CAM Commerce senior management team, led by Geoffrey Knapp, the Chief Executive Officer of CAM Commerce, will continue to operate the business.
CAM Commerce stockholders as of the effective time of the merger are entitled to receive $40.50 for each share of CAM Commerce common stock owned by them. Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, since these conversions will be handled by the bank or broker. Stockholders who hold stock certificates can exchange their certificates for $40.50 per share in cash, without interest, through CAM Commerce’s transfer agent and the paying agent for the merger, American Stock Transfer & Trust Company. American Stock Transfer & Trust Company will be mailing out instructions to registered stockholders in the next several days regarding specific actions they will need to take to exchange their shares for the cash consideration.
As a result of the completion of the merger, CAM Commerce common stock will no longer be traded on the Nasdaq Global Market.
About CAM Commerce
CAM Commerce designs, develops, markets, installs and services highly integrated retailing and payment processing solutions for small to medium size traditional and eCommerce businesses based on the company’s open architecture software. These integrated solutions include credit and debit card processing, inventory management, point of sale, accounting, Internet sales, gift card and customer loyalty programs, and extensive management reporting. You can visit CAM Commerce at www.camcommerce.com.
About GHP
GHP is a private equity firm that manages over $2.5 billion in capital to finance the expansion, recapitalization or acquisition of growth companies in a wide range of sectors within the business and consumer services, media, communications and software industries. For more information, please visit www.greathillpartners.com.